EXHIBIT 10.12

SUPPLY AGREEMENT

Dated as of October 1, 2003

By and between

EaglePicher Technologies, LLC

and

Mobile Energy Products, Inc.

SUPPLY AGREEMENT

                This Supply Agreement dated as of October 1, 2003 (the “Agreement”), is by and between EAGLEPICHER TECHNOLOGIES, LLC, a Delaware limited liability company (“EPT”) and MOBILE ENERGY PRODUCTS , INC., a Delaware (“MEPI”) (hereinafter EPT and MEPI are also referred to collectively as the “Parties” and each individually as a “Party”).

W  I  T  N  E  S  S  E  T  H

                WHEREAS, EPT and MEPI have determined that it is mutually desirable for MEPI to supply to EPT the products listed in Appendix 1 attached hereto and made a part hereof (collectively, “Products”);

                WHEREAS, EPT and MEPI desire to work together to achieve a long-term customer-supplier relationship that is in the best interests of both Parties and furthers the respective strategic goals of the Parties;

                WHEREAS, EPT and MEPI have entered into an asset purchase agreement dated October 1, 2003 (the “Purchase Agreement”), providing for the sale and purchase of the business and assets of EPT’s Colorado Springs, Colorado Department “the Department” to MEPI;

                WHEREAS, the grant by EPT to MEPI of its rights under this Agreement was a material inducement to MEPI to enter into the Purchase Agreement;

                WHEREAS, the Parties wish to set forth the terms and conditions upon which MEPI shall supply Products to EPT.

                NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties hereby agree that MEPI shall supply to EPT Products and Manufacturing services under the following terms and subject to the following conditions:

ARTICLE I

Supply of Products and Purchase Orders

                SECTION 1.1. Products To Be Supplied. EPT hereby agrees to purchase from MEPI and MEPI agrees to sell to EPT those products and requirements identified by EPT’s purchase order.

                SECTION 1.2. Purchase Orders.

                (a)   Notwithstanding the provisions set forth in Section 1.1 above, all purchases by EPT under this Agreement shall be pursuant to purchase orders (the "Purchase Orders") which shall be issued on the date hereof (the "Initial Purchase Order") and periodically thereafter. A Purchase Order shall specify the Products ordered (the "Ordered Products"), the quantities of such Products, and the requested date (the "Applicable Due Date" which will be no earlier than the quoted lead-time), price per unit, manner of delivery, including the carrier to be used by MEPI.

                (b)   MEPI agrees to accept all Purchase Orders for Ordered Products, Schedule 1.1, ordered by EPT solely in accordance with and on the terms set forth in this Agreement and such other terms and conditions as the Parties shall mutually agree upon.

                (c)   MEPI shall deliver the Products within the quoted lead-times. All Products sold pursuant to this Agreement will be sold f.o.b. MEPI's plant and as stated on the Purchase Order.

                (d)   MEPI shall supply customer documentation with each Product delivered hereunder, as stated on the Purchase Order.

                (e)   MEPI agrees to assume all open and incomplete Purchase Orders at the time of closing, as listed in Appendix 2, and to deliver the Products at the prices, delivery dates and terms and conditions as stated on those Purchase Orders.

ARTICLE II

Supply Criteria

                SECTION 2.1. General. With regard to the quality of the Products, MEPI agrees to properly satisfy EPT's requirements and to maintain quality standards which are reasonably acceptable to EPT and its customers.

                SECTION 2.2. Compliance with Specifications. Products supplied by MEPI under this Agreement shall comply with the specifications (the “Specifications”) as per current practice on the Closing Date.

                SECTION 2.3. Price Criterion. MEPI shall offer to EPT a price for the Products (regardless of whether EPT uses such Products for new applications or gives such Products new part numbers) equal to the price list (Appendix -Price List) for a period of five (5) years. The “Striker Assembly” price will be adjusted upward should the cost of raw material increase more than an average of ten (10) percent over a period of thirteen (13) consecutive weeks and, for purposes of the Second Purchase Order (as defined in Section 3.3(b), below), shall be adusted upward or downward, as the case may be, to reflect reasonable price changes resulting from design changes. MEPI agrees to work with EPT to achieve price reduction goals required to maintain a market competitive advantage.

                SECTION 2.4. Technology Criterion. With respect to each Product supplied to EPT, MEPI shall produce Products based on state of the art technology that is at least substantially equivalent to that produced at the plant as of the Closing Date (the “Technology Criterion”).

                SECTION 2.5. Delivery Criterion. MEPI recognizes the critical need to deliver Products on the Applicable Due Dates and acknowledges that time is of the essence in this regard.

                SECTION 2.6. Value Engineering Change Proposal. At the buyer’s discretion, up to every three (3) months during the first year of this agreement, and every six months thereafter for the remaining term of this agreement, MEPI and EPT will review MEPI’s progress towards process improvement which will reduce the cost of the striker assemblies listed in Appendix 1 with respect to all open Purchase Orders, including, without limitation, the Initial Purchase Order and the Second Purchase Order. Any cost savings generated from any process improvement, MEPI and EPT will share equally.

                SECTION 2.7. EPT agrees to exclusively purchase its requirements for Products from MEPI; provided, however, that in the event that MEPI fails to in good faith comply with its obligations arising pursuant to Section 2.6 above, OR fails to comply with Sections 2.4 or 2.5 above, EPT shall so notify MEPI in writing, whereupon MEPI shall have thirty (30) days to cure its failure to comply with Sections 2.4, 2.5 or 2.6 above, failing which EPT may order and purchase Product from third parties.

ARTICLE III

Consideration

                SECTION 3.1. Pricing. During the term of this Agreement, EPT shall, as consideration for MEPI’s supply of Products hereunder, pay to MEPI, with respect to Products Ordered, which amounts shall be equal to the prices established in the Price Criterion, except as modified in accordance with Article II herein.

               SECTION 3.2. Payment Obligations. Invoices for Purchase Orders shall be submitted to EPT upon delivery of the Products ordered therein, and such invoices shall be payable in full by EPT within forty five (45) days after receipt thereof. In the event EPT does not make payment in full within sixty (60) days after receiving a valid invoice, MEPI may stop delivery of Products until such time as EPT makes payment in full.

                SECTION 3.3. Initial Purchase Order; Purchase Commitment.

                (a) Notwithstanding anything to the contrary in this Agreement, EPT shall, upon execution of this Agreement, issue the Initial Purchase Order. The Initial Purchase Order shall be for a (i) two year supply of nickel plaque for EPT's space station program, and (ii) one year supply of striker assemblies. EPT shall accept accelerated delivery of any or all of the product covered by the Initial Purchase Order. MEPI shall deliver not less than one-half of such supply of nickel plaque on or before January 31, 2004 and not less than a one-month supply of such striker assemblies on a monthly basis. Without limiting EPT's outstanding payment obligations on Purchase Orders, if any, other than the Initial Purchase Order or on the Initial Purchase Order with respect to deliveries prior to December 1, 2003, on or before December 1, 2003 EPT shall pay to MEPI an amount equal to 15% of the purchase price (the "Milestone Payment") of all product not yet delivered under the Initial Purchase Order, which Milestone Payment shall be allocated to and deemed payment for amounts invoiced to EPT with respect to deliveries under the Initial Purchase Order made after December 1, to the extent of 15% of such invoiced amounts, until such time as the Milestone Payment has been fully allocated.

               (b) EPT hereby agrees to place a purchase order for an additional one-year supply of striker assemblies (such supply consisting of not less than an additional 25,000 striker assemblies) (the "Second Purchase Order") on or before March 31, 2004. MEPI shall deliver not less than a one-month supply of such striker assemblies on a monthly basis commencing no later than January 1, 2005.

ARTICLE IV

Inspection by EPT

                Notwithstanding anything herein to the contrary, EPT shall have a reasonable time to inspect any Products supplied by MEPI and shall not be required to accept delivery or supply of, nor shall EPT be responsible for payment for, any such Products which do not conform to the Specifications or otherwise do not substantially satisfy any other requirement or condition contained in this Agreement.

ARTICLE V

Warranties; Certain Covenants

                SECTION 5. 1. Warranties.

                (a) MEPI hereby warrants the `Striker Assembly' to EPT for the benefit of EPT and purchasers of EPT's products, (i) that Products supplied pursuant to this Agreement shall in all respects be (a) in compliance with the Specifications and all other requirements and conditions contained in this Agreement, and (b) warranted to be free of defects in material and workmanship and,(ii) that MEPI will either (a) at its option, repair or replace, within a reasonable period of time, or (b) if MEPI is unable after using its best efforts to effectively perform such repair or replacement within a reasonable amount of time, refund the price of any Products previously paid for that fail to conform with the warranties in this Section 5.1.

                (b) MEPI hereby warrants the `Plaque' for a period of Twelve (12) months or to the moment the `Plaque' is impregnated, to EPT for the benefit of EPT and purchasers of EPT's products, (i) that Products supplied pursuant to this Agreement shall in all respects be (a) in compliance with the Specifications and all other requirements and conditions contained in this Agreement, and (b) warranted to be free of defects in material and workmanship and,(ii) that MEPI will either (a) at its option, repair or replace, within a reasonable period of time, or (b) if MEPI is unable after using its best efforts to effectively perform such repair or replacement within a reasonable amount of time, refund the price of any Products previously paid for that fail to conform with the warranties in this Section 5.1.

                (c) MEPI warrants, and shall pass to EPT, good and marketable title to the Products supplied by MEPI hereunder, free and clear of all liens, claims, options, charges, security interests, encumbrances and restrictions of any kind.

                (d) With respect to each EPT product containing Products supplied by MEPI under this Agreement and which are sold by EPT to EPT's customers, the warranties under this Section 5.1 shall survive until the expiration of the 12-month period commencing on the date of acceptance of each EPT product by EPT (the "Acceptance Date", such date not to exceed ten (10) business days after EPT's receipt of such Products).

                SECTION 5.2. MEPI shall comply with all applicable statutes, ordinances, rules, regulations, orders of public authorities or regulatory agencies, or other laws of the United States, or any state thereof, or any other applicable jurisdiction, relating in any manner to the manufacture, transfer, disposal or other disposition of Products supplied by MEPI to EPT pursuant to this Agreement. In the event MEPI’s compliance with this Section 5.2 causes MEPI to otherwise be in breach of this Agreement, such event shall be deemed a force majeure event under Section 10.10 below.

                SECTION 5.3. The warranties contained in Article V are exclusive and in lieu of all other warranties, express or implied, and MEPI expressly disclaims and excludes any implied warranty of merchantability or implied warranty of fitness for a particular purpose. MEPI’s liability with respect to any breach of warranty in Section 5.1(a) (i) shall be limited as provided in Section 5.1(a) (ii). MEPI shall not be subject to and disclaims liability for all consequential, incidental, punitive and all speculative and contingent damages whatsoever.

ARTICLE VI

Confidentiality

                SECTION 6.1. MEPI’s Obligation. Except for the proper exercise of any rights granted or reserved under other provisions of this Agreement, MEPI agrees that it shall keep confidential, and shall cause its officers, employees, directors and counsel to keep confidential and shall not publish or otherwise divulge to a third party or use for itself, unless EPT shall have given its prior written approval during the term of this Agreement and for a perlod of five (5) years after the end of the term of this Agreement, any information of a proprietary nature relating to EPT’s business or operations, including without limitation, technology, specifications, product information, data, inventions, processes, know-how, trade secrets and information disclosed pursuant thereto (together, “Proprietary EPT Information”), furnished to MEPI by EPT in connection with this Agreement, except to the extent that such Proprietary EPT Information is required to be disclosed (a) in connection with the securing of any governmental approval necessary for the performance by MEPI of any of its obligations hereunder or under any other agreement with EPT or (b) for the purpose of complying with government regulations.

                SECTION 6.2. EPT’s Obligation. Except for the proper exercise of any rights granted or reserved under other provisions of this Agreement, EPT agrees that it shall keep confidential, and shall cause its officers, employees, directors and counsel to keep confidential and shall not publish or otherwise divulge to a third party or use for itself, unless MEPI shall have given its prior written approval during the term of this Agreement and for a period of five (5) years after the end of the term of this Agreement, any information of a proprietary nature relating to MEPI’s business or operations, including without limitation, technology, specifications, product information, data, inventions, processes, know-how, trade secrets and information disclosed pursuant thereto furnished to EPT by EEI in connection with this Agreement (together, “Proprietary MEPI Information”) except to the extent that such Proprietary MEPI Information is required to be disclosed (a) in connection with the securing of any governmental approval necessary for the marketing of any products manufactured by EPT or (b) for the purpose of complying with government regulations.

                SECTION 6.3. Nothing in this Article shall prevent disclosure or use of Proprietary EPT Information or Proprietary MEPI Information that (a) is or has become known to the public other than through a breach of this Agreement or (b) lawfully was disclosed to the disclosing Party by a third party having the right to disclose it or (c) was known by the non-disclosing party (other than as a result of a breach of this Section 6) at the time disclosed thereto or (d) is independently developed by the nondisclosing party’s employees who did not have access to the information. In addition, if either party is required by any court or regulatory agency to disclose any Proprietary Information, pursuant to a valid order thereof, such party may disclose such Proprietary Information only if such party shall first have given the other party reasonable notice of such order so that such party may seek a protective order or similar relief.

                SECTION 6.4. Within the limits set forth in this Section, each Party shall be entitled at all times to use all Proprietary EPT Information or Proprietary MEPI Information as the case may be, provided by the other Party in order to perform its respective obligations under this Agreement.

ARTICLE VII

Assignability

                This Agreement and the rights and obligations hereunder shall not be assignable or transferable by EPT or MEPI without the prior written consent of the other with such consent not to be unreasonably withheld.

ARTICLE VIII

Cooperation

                Under reasonable written notice, MEPI shall furnish or cause to be furnished to EPT and its representatives, employees, counsel and accountants access, during normal business hours, to such information (including books and records) and assistance relating to the Products as is necessary for any matter reasonably requested; provided, however, that such access does not unreasonably disrupt the normal operations of MEPI; and provided further, that EPT shall pay the reasonable out-of-pocket costs incurred by the Party furnishing cooperation.

ARTICLE IX

Term and Termination

                SECTION 9.1. Default. If at any time during the term of this Agreement, MEPI should fail to satisfy a Price Criterion, Reliability Criterion, or Delivery Criterion with respect to any Product supplied to EPT and fail to commence to cure such failure within 30 days after EPT has given written notice (the “Criterion Failure Notice”) to MEPI of such failure (the “Article IX Initial 30 Day Period”) or, if so commenced to cure, fail to completely cure such failure within the 30 day period following the Article IX Initial 30 Day Period (the “Article IX Subsequent 30 Day Period”), EPT may give written notice to MEPI of its intention to terminate this Agreement and purchase Products from another source; and MEPI will reimburse and cover EPT for any additional costs EPT incurs by going to another source instead of MEPI, not to exceed 125% of MEPI’s price to EPT. If MEPI does not believe that it has failed to satisfy the criterion specified in the Criterion Failure Notice, MEPI shall so notify EPT within thirty calendar days (the “Default Dispute Notice”) thereafter. If a Default Dispute Notice is not delivered to EPT during such time, then MEPI shall be deemed to have failed to satisfy such criterion. If a Default Dispute Notice is properly delivered during such time, then the issue of whether MEPI has failed to satisfy such criterion shall be elevated to the respective Presidents of EPT and MEPI for resolution. If the respective Presidents do not resolve the dispute, either Party may pursue whatever legal rights it has in a court of competent jurisdiction. Pending the resoultion of any such legal proceedings, EPT shall be permitted to purchase Products from an alternate source. In the event the court rules that MEPI either (a) has not defaulted, or (b) has completely cured the default within the specified time period, then EPT shall purchase future Products from MEPI in accordance with the terms of this Agreement.

                SECTION 9.2. Term. Subject to the provisions set forth in Sections 9.1 and 9.3, this Agreement shall have a term of five (5) years commencing on the Closing Date with the option of renewal on a year to year basis.

                SECTION 9.3. Termination; Expiration. This Agreement shall be terminated upon the commencement of a voluntary or involuntary proceeding under any bankruptcy, insolvency, liquidation or similar law or the appointment of a successor, trustee, custodian, sequesttator or similar official with respect to the other Party hereto. Any termination or expiration of this Agreement shall not affect any confidentiality obligation hereunder for periods after termination, which obligations shall continue for the full term thereof, and shall not be deemed to release either Party from any liability for any breach by such Party of the terms and provisions of this Agreement. Termination by either Party pursuant to this Agreement shall not bar the Party terminating the Agreement from pursuing other legal remedies, including, without limitation, monetary damages for breach of contract.

ARTICLE X

Miscellaneous

                SECTION 10.1. Waivers. The failure of either Party to insist, in any one or more instances, upon the performance of any of the terms, covenants or conditions of this Agreement or to exercise any right hereunder, shall not be construed as a waiver or relinquishment of the future performance of any such term, covenant or condition or the future exercise of such right, and the obligation of the other Party with respect to such future performance shall continue in full force and effect.

                SECTION 10.2. Amendments; modifications. No amendment or modification to this Agreement or to the Specifications shall be effective or binding on any Party unless set forth in writing and executed by a duly authorized representative of each Party.

                SECTION 10.3. Notice. Any notice, request or other communication given hereunder shall be in writing (including wire, telefax or similar writing) and shall be sent, delivered or mailed, addressed, or telefaxed an follows:

(a) If to EPT:

EAGLEPICHER Technologies, LLC
C & Porter Streets
PO Box 47
Joplin, MO. 64801
Phone: (417) 623-8000
Fax: (417) 623-3818

Attention of: David Heugh, Director, Supply Chain Management

with a copy at the same address to:

Lisa V. Gressel, Vice President, General Counsel & Secretary

(b) If to MEPI:

Mobile Energy Products, Inc.
30 Shelter Rock Road
Danbury, CT 06810
Phone: 203-797-2699
Fax: 203-797-2697
Attention of Mike Eskra

And

Mobile Energy Products, Inc.
30 Shelter Rock Road
Danbury, CT 06810
Phone: 203-797-2699
Fax: 203-797-2697
Attention of Paula Ralston

And

Mobile Energy Products, Inc.
3820 South Hancock Expressway
Colorado Springs, CO 80911
Phone: 719-392-4266
Fax:
Attention of Rolan Farmer

or at such other address or using such other methods of notice as the Parties may designate, and shall be deemed effective upon the date of transmittal. Notices, requests or communications given by other means shall not be deemed effective until actually received in writing by the addressee.

                SECTION 10.4. Entire Agreement. This Agreement including the Schedules and any other Agreement referred to herein contains the entire agreement and understanding between the Parties with respect to the supply of Products to EPT by MEPI. This Agreement supersedes any prior agreements, representations or understandings, both written and oral, between the Parties with respect thereto.

                SECTION 10.5. Covenant of Further Assurances. The Parties covenant and agree that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each of the Parties shall execute and deliver any further legal instruments and perform such acts which are or may become necessary to effectuate the purposes of this Agreement.

                SECTION 10.6. Relationship. MEPI is an independent organization engaged by EPT for the provision of the Products. Nothing in this Agreement shall constitute MEPI as a partner, joint venture or division of EPT. This Agreement shall not constitute either Party as the legal representative or agent of the other, nor shall either Party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against, or in the name of or on behalf of, the other Party.

                SECTION 10.7. Publicity. Neither Party shall use the other’s name or refer to it directly or indirectly in an advertisement, news release or release without written approval from such Party for such use or release.

                SECTION 10.8. Subcontracting. Except to the extent consistent with the current practice of the Colorado Springs facility, MEPI shall not subcontract its obligations hereunder to subcontractors without the prior written consent of EPT, which shall not be unreasonably withheld.

                SECTION 10.9. Headings. The headings of the articles and paragraphs used in is Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

                SECTION 10.10. Force Majeure. If either of the Parties is impeded in fulfilling its undertakings in accordance with this Agreement by compliance with Section 5.2 above or by acts of God, the impediment shall be considered a Force Majeure and the Party shall be exempted from liability for delays due to such reasons, provided always that it notifies the other Party thereof without undue delay after such a circumstance has occurred. Upon such notification, the Parties shall agree upon a reasonable extension of the delivery time, not to exceed the period of Force Majeure provided for herein. If, after three (3) months following notification of the Force Majeure condition, such condition persists, EPT may cancel the Purchase orders affected by the Force Majeure condition.

                SECTION 10.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                SECTION 10.12. Governing Law; Jurisdiction. Unless any competent governmental entity or any other applicable laws and regulations require otherwise, this Agreement shall be governed by and construed under the laws of the State of Missouri, without regard to such State’s principles of conflicts of law.

                SECTION 10.13. Severability. In the event that any provision of this Agreement is held to be invalid or unenforceable, such holding shall not effect the validity or enforceability of any other provision herein.

                IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

EAGLEPICHER TECHNOLOGIES, LLC

By: /s/ Louis E. Lupo
Name: Louis E. Lupo
Title: Vice President and General Manager

MOBILE ENERGY PRODUCTS, INC.

By: /s/ Michael D. Eskra
Name: Michael D. Eskra
Title: President and CEO

APPENDIX 1

PRICE LIST

EPT PART NUMBER	DESCRIPTION	PRICE EACH
Various	Slurry Plaque	$40.28
Various	Dry Sinter Plaque	$41.73
65-99-003-3	Striker	$26.73 *
65-99-003-5	Striker	$34.70 *

     * Minimum purchase quantity 5,000 each

APPENDIX 2

OPEN PURCHASE ORDERS

1.   P.O. #94474
2.   P.O. #96507
3.   P.O. #98818